SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 2, 2006

Credit Suisse (USA), Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

1-6862	13-1898818
(Commission File Number)	(I.R.S. Employer
(Identification No.)

Eleven Madison Avenue, New York, New York	10010
(Address of principal executive office)	(Zip Code)

(212) 325-2000
(Registrant's telephone number, including area code)

________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❑  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❑  Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR 240.14a-12)
❑  Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❑  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On May 2, 2006, Credit Suisse Group, our ultimate parent, released its financial results for the three months ended March 31, 2006, including the financial results of the Investment Banking, Private Banking and Asset Management segments, of which we are a part.

Credit Suisse Group reported net income of CHF 2,604 million for the three months ended March 31, 2006. The Investment Banking, Private Banking and Asset Management segments reported income from continuing operations before taxes of CHF 1,564 million, CHF 1,308 million and CHF 234 million, respectively, for the three months ended March 31, 2006.

We have not reported our financial results for the quarter ended March 31, 2006. We will report these results in connection with the filing of our quarterly report on Form 10-Q.

We expect to report net income of approximately $300 million in the first quarter of 2006 compared to $176 million in the first quarter of 2005. We expect our total net revenues to be approximately $2.9 billion, an increase of approximately $1.3 billion, or 79%, compared to the first quarter of 2005. Net revenues for the first quarter of 2006 include approximately $950 million from the consolidation of certain private equity funds and other entities, compared to $157 million in the first quarter of 2005. Net income is unaffected by this consolidation as we record offsetting minority interests and related operating expenses. The increase in net revenues also reflects higher revenues across all of our Investment Banking businesses. We expect our total expenses for the first quarter of 2006 to be approximately $1.5 billion, an increase of approximately $290 million, or 23%, compared to the first quarter of 2005, primarily reflecting higher employee compensation and benefits expenses.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Credit Suisse (USA), Inc.

/s/ David C. Fisher
David C. Fisher Chief Financial and Accounting Officer

May 2, 2006